Exhibit 99.1

Executive Contacts

Stephen A. Hill, CEO
David C. Hastings, CFO

Investor and Media Contact
Jean M. Devine, Director of IR
ArQule, Inc.
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE COMPLETES ACQUISITION OF CYCLIS PHARMACEUTICALS

Acquisition provides near-term cancer clinical candidate, discovery pipeline and molecular biology expertise

Woburn, Mass., Sept. 8, 2003 – ArQule, Inc. (Nasdaq: ARQL), a drug discovery and development company, today announced that it has completed its acquisition of Cyclis Pharmaceuticals, Inc., a privately held cancer-therapeutics company. Cyclis was an Ampersand Ventures portfolio company.

“We are delighted to complete this acquisition,” said Dr. Stephen A. Hill, President and CEO of ArQule.  “ArQule is now able to combine its strengths in small-molecule chemistry and intelligent drug design with Cyclis’ molecular biology expertise.  We believe that this combination has the potential to deliver clinical candidates with improved activity and reduced toxicity over other molecular approaches and traditional cancer chemotherapy. We also welcome our Cyclis colleagues, including 13 research scientists, into the ArQule family.”

On July 17, 2003, ArQule announced the signing of a definitive agreement to acquire all of Cyclis’ outstanding shares on a fully diluted basis in exchange for approximately 4.6 million common shares of ArQule and $5 million in cash. This resulted in a transaction value of approximately $25 million. In addition, ArQule has assumed all of the outstanding debt and liabilities of Cyclis, which range between $5 and $6 million.

“I believe that combining Cyclis’ cutting-edge discovery research with ArQule’s proven strength in chemistry can produce a uniquely strong drug development platform,” said Dr. Samuel K. Ackerman, Cyclis President and CEO, who will become an advisor to ArQule following the merger.

Portfolio Update

ArQule’s oncology portfolio is based on a novel technology, Activated Checkpoint Therapy™ (ACT), which involves the activation of cell cycle checkpoint pathways and the resultant apoptosis, or programmed death, of abnormal cells. ArQule expects its lead cancer compound, CO-501, to enter Phase I clinical trials in 2003.  In addition to CO-501, ArQule is pursuing a second-generation program based on a similar mechanism of action for the same pathway. ArQule also is applying ACT to two other discovery programs that target different pathways. The first involves discovering compounds to inhibit a series of proteins referred to as Cancer Survival Proteins or CSPs.  CSPs are known to block checkpoint-mediated apoptosis.  A second discovery effort is aimed at restoring the p53 pathway to cancer cells through an intracellular protein that has been shown to stimulate cancer cell death.

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ArQule/2

In addition to cancer therapeutics, ArQule continues to advance its p38 MAP Kinase program for which the initial indication will be rheumatoid arthritis.  The Company has a number of compounds in advanced lead optimization that have demonstrated functional oral activity in a rat model of rheumatoid arthritis. In this established animal model, the data indicate that ArQule’s compounds reduced joint swelling in a dose-dependent manner and were well tolerated at all doses studies.  ArQule recently commenced pilot-toxicology studies in order to meet its goal of selecting a GLP-toxicology candidate by the end of the year.

In addition to these internal programs, two pharmaceutical partners are conducting GLP-toxicology studies on two ArQule-identified compounds.

Chemical Technologies Update

ArQule continues to meet all of its obligations to pharmaceutical partners. In addition, the Company is pursuing business opportunities based on its chemical technologies platform.

ArQule, Inc., a recognized leader in small-molecule chemistry, is engaged in the discovery and development of novel drugs for the treatment of cancer and inflammatory diseases. ArQule is combining molecular biology expertise and a unique approach to anti-cancer therapies, Activated Checkpoint TherapyTM (ACT), with its small molecule chemistry expertise and method for discovering Optimal Chemical EntitiesTM (OCEsTM).  OCE’s are small-molecule compounds designed for an optimal balance of drug-like properties. ArQule also provides high quality library design and compound production to pharmaceutical collaborators.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the acquisition of Cyclis may not create value for ArQule’s shareholders; the ability to successfully integrate acquired technologies and assets; positive early stage preclinical results may not be repeated in later studies or in humans; as a result of unforeseen delays ArQule may not be able to identify a p38 MAP Kinase candidate for GLP-toxicology testing by the end of 2003; other compounds in the series may not demonstrate favorable characteristics; the ability to successfully satisfy milestones and deliver compounds to corporate collaborators; the ability to design OCEsTM; the progress of product research and development activities in ArQule’s present portfolio and projected expenditures; the ACT approach may not improve efficacy nor reduce toxicity; the therapeutic index for CO-501 may prove narrower than expected giving ArQule less flexibility in selecting doses for the Phase I trial; due to the inability to enter into future collaborations with pharmaceutical or biotechnology companies or raise additional funds in uncertain equity markets, ArQule may not be able to commence clinical trials for CO-501 in 2003 or ever; ArQule’s next-generation programs may fail; ArQule’s chemistry expertise may not contribute to advancing its pipeline; the market opportunity for ArQule’s compounds may disappoint and competition may become more challenging than anticipated; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2003.  The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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